Exhibit 99.1

PRESS RELEASE

MAA Announces Record Increase in Dividend

Memphis, TN, December 8, 2015. MAA (NYSE: MAA) announced that its board of directors today approved a 6.5% increase in its dividend for fiscal year 2016. The quarterly dividend will increase from $0.77 to $0.82 per share of common stock and will be effective for quarterly dividends payable after January 1, 2016. This dividend increase will raise the annualized dividend payout to $3.28 per share of common stock, an increase of $0.20 per share from the prior dividend level. This is MAA’s sixth consecutive annual increase of its dividend.

“This dividend increase demonstrates the confidence of the board of directors in the strength of MAA’s performance, cash flow generation and the ability to generate value for our shareholders. MAA’s dividend has grown by more than 25% over the past five years, and today’s announcement reflects MAA’s commitment to providing a consistent and growing dividend to our shareholders,” said Eric Bolton, Chairman and CEO.

The quarterly common dividend of $0.82 per share is payable on January 29, 2016 to shareholders of record on January 15, 2016. This will be the 88th consecutive quarter MAA has paid a cash dividend.

As established in prior quarters, the board of directors declared the quarterly common dividend in advance of MAA’s earnings announcement that is expected to be made on February 3, 2016.

About MAA

MAA is a self-administered real estate investment trust (REIT) and member of the S&P Mid Cap 400 index. MAA currently owns or has ownership interest in apartment communities throughout the Southeast and Southwest regions of the U.S. focused on delivering full-cycle and strong investment performance. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.

Such statements include statements made about the payment of quarterly common dividends. The ability to meet the payment of quarterly common dividends in or contemplated by the forward-looking statements could differ materially from the projection due to a number of factors, including a downturn in general economic conditions or the capital markets, changes in interest rates and other items that are difficult to control such as increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.